Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results for

Fourth Quarter and Year Ended December 31, 2014 and Cash Dividend

MECHANICSBURG, PENNSYLVANIA — February 19, 2015 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced results for its fourth quarter and year ended December 31, 2014 and the declaration of a cash dividend.

For the fourth quarter ended December 31, 2014, net operating revenues increased 3.4% to $771.6 million, compared to $746.2 million for the same quarter, prior year.  Income from operations was $57.8 million for the fourth quarter ended December 31, 2014, compared to $68.2 million for the same quarter, prior year.  Net income attributable to Select Medical was $25.7 million for the fourth quarter ended December 31, 2014, compared to $28.9 million for the same quarter, prior year.  Net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense) (“Adjusted EBITDA”) for the fourth quarter ended December 31, 2014 was $78.9 million, compared to $86.4 million for the same quarter, prior year.  A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release. Income per common share for the fourth quarter ended December 31, 2014 was $0.20 on a fully diluted basis compared to income per common share of $0.21 for the same quarter, prior year.  The results for the quarters ended December 31, 2014 and 2013 both reflect Medicare changes that became effective on April 1, 2013, including (i) a 2% reduction in Medicare payments that was implemented as part of the automatic reduction in federal spending mandated under the Budget Control Act of 2011 (the “Sequestration Reduction”), and (ii) an increase from 25% to 50% in the multiple procedure payment reduction for therapy services as mandated by the American Taxpayer Relief Act of 2012 (the “MPPR Reduction”).

For the year ended December 31, 2014, net operating revenues increased 3.0% to $3,065.0 million compared to $2,975.6 million for the prior year.  Income from operations was $284.5 million for the year ended December 31, 2014, compared to $301.4 million for the prior year.  The Sequestration Reduction and MPPR Reduction reduced both net operating revenues and income from operations by $30.0 million for the Sequestration Reduction and $9.2 million for the MPPR Reduction for the year ended December 31, 2014. The Sequestration Reduction and MPPR Reduction reduced both net operating revenues and income from operations by $23.9 million for the Sequestration Reduction and $5.7 million for the MPPR Reduction for the year ended December 31, 2013.  Net income attributable to Select Medical was $120.6 million for the year ended December 31, 2014, compared to $114.4 million for the prior year.  Net income attributable to Select Medical for the years ended December 31, 2014 and 2013 includes losses on early retirement of debt, net of tax, of $1.3 million and $11.6 million, respectively.  Adjusted EBITDA for the year ended December 31, 2014 was $363.9 million compared to $372.9 million for the prior year.  A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release.  Income per common share for the year ended December 31, 2014 was $0.91 on a fully diluted basis compared to income per common share of $0.82 for the year ended December 31, 2013.  Excluding the loss related to the early retirement of debt and its related tax effects in both periods, adjusted income per common share was $0.92 per diluted share for the year ended December 31, 2014 compared to adjusted income per common share of $0.90 for the year ended December 31, 2013.  A reconciliation of net income per share to adjusted net income per share for both the year ended December 31, 2014 and 2013 is presented in table IX of this release.

Specialty Hospitals

For the fourth quarter ended December 31, 2014, net operating revenues for the specialty hospital segment increased 3.2% to $566.1 million, compared to $548.4 million for the same quarter, prior year.  Adjusted EBITDA for the specialty hospital segment was $80.0 million for the fourth quarter ended December 31, 2014, compared to $88.8 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 14.1% for the fourth quarter ended December 31, 2014, compared to 16.2% for the same quarter, prior year.  The decrease in Adjusted EBITDA and Adjusted EBITDA margin for the segment was principally the result of incremental start-up costs of $5.9 million associated with new and recently expanded specialty hospitals. Certain specialty hospital key statistics for both the fourth quarter ended December 31, 2014 and 2013 are presented in table VI of this release.

For the year ended December 31, 2014, net operating revenues for the specialty hospital segment increased 2.1% to $2,244.9 million compared to $2,198.1 million for the prior year.  The Sequestration Reduction reduced net operating revenues and income from operations for the segment by approximately $28.2 million and $22.8 million for the year ended December 31, 2014 and 2013, respectively.  Adjusted EBITDA for the specialty hospital segment for the year ended December 31, 2014 was $341.8 million compared to $353.8 million for the prior year.  The Adjusted EBITDA margin for the segment was 15.2% for the year ended December 31, 2014, compared to 16.1% for the prior year.  The decrease in Adjusted EBITDA and Adjusted EBITDA margin for the segment was principally the result of incremental start-up costs of $14.5 million associated with new and recently expanded specialty hospitals and the Sequestration Reduction.  Certain specialty hospital key statistics for both the year ended December 31, 2014 and 2013 are presented in table VII of this release.

Outpatient Rehabilitation

For the fourth quarter ended December 31, 2014, net operating revenues for the outpatient rehabilitation segment increased 3.7% to $205.0 million, compared to $197.8 million for the same quarter, prior year.  Adjusted EBITDA for the segment for the fourth quarter ended December 31, 2014 increased 16.9% to $23.2 million, compared to $19.8 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 11.3% for the fourth quarter ended December 31, 2014, compared to 10.0% for the same quarter, prior year.  Certain outpatient rehabilitation key statistics for both the fourth quarter ended December 31, 2014 and 2013 are presented in table VI of this release.

For the year ended December 31, 2014, net operating revenues for the outpatient rehabilitation segment increased 5.4% to $819.4 million compared to $777.2 million for the prior year.  The Sequestration Reduction and MPPR Reduction reduced both net operating revenues and income from operations for the segment by approximately $1.8 million for the Sequestration Reduction and $9.2 million for the MPPR Reduction for the year ended December 31, 2014.  The Sequestration Reduction and MPPR Reduction reduced both net operating revenues and income from operations for the segment by approximately $1.1 million for the Sequestration Reduction and $5.7 million for the MPPR Reduction for the year ended December 31, 2013.  Adjusted EBITDA for the segment for the year ended December 31, 2014 increased 8.1% to $97.6 million, compared to $90.3 million for the prior year.  The Adjusted EBITDA margin for the segment was 11.9% for the year ended December 31, 2014, compared to 11.6% for the prior year.  Certain outpatient rehabilitation key statistics for both the year ended December 31, 2014 and 2013 are presented in table VII of this release.

Stock Repurchase Program

The board of directors of Select Medical has authorized a $500.0 million stock repurchase program that will remain in effect until December 31, 2016, unless extended or earlier terminated by the board of directors.  Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate.  Select Medical is funding this program with cash on hand and borrowings under Select’s revolving credit facility.  Select Medical did not repurchase shares during the three months ended December 31, 2014.  During the year ended December 31, 2014, Select Medical repurchased 11,285,714 shares at a cost of $127.5 million, or an average price of $11.30 per share.  Since the inception of the program through December 31, 2014, Select Medical has repurchased 34,891,794 shares at a cost of approximately $301.1 million, or an average price of $8.63 per share, which includes transaction costs.

Dividends

On February 18, 2015, Select Medical’s board of directors declared a cash dividend of $0.10 per share.  The dividend will be payable on or about March 11, 2015 to stockholders of record as of the close of business on March 4, 2015.

There is no assurance that future dividends will be declared or the timing or amount of any future dividend. The declaration and payment of dividends in the future are at the sole discretion of our board of directors after taking into account various factors, including our financial condition, operating results, available cash and current and anticipated cash needs and applicable restrictions in our debt documents.

Business Outlook

Select Medical expects consolidated net operating revenues for the full year 2015 to be in the range of $3.1 billion to $3.2 billion. Select Medical expects net income before interest, income taxes, depreciation and amortization, stock compensation expense, other income/(expense), and equity in earnings/(losses), or Adjusted EBITDA for the full year 2015 to be in the range of $370.0 million to $385.0 million. Select Medical expects fully diluted income per common share for the full year 2015 to be in the range of $0.84 to $0.90.

The business outlook includes expected Adjusted EBITDA start-up losses during the full year 2015 of approximately $17.0 million at Select Medical’s long term acute care hospitals (LTCHs) and inpatient rehabilitation facilities (IRFs) recently opened or under development. Select Medical assumed a 40.0% effective tax rate and average total shares outstanding of 131.7 million when preparing the above business outlook for 2015.

Conference Call

Select Medical will host a conference call regarding its fourth quarter and full year 2014 results and its business outlook on Friday, February 20, 2015, at 9:00am EST. The domestic dial in number for the call is 1-800-510-0146. The international dial in number is 1-617-614-3449. The passcode for the call is 56182665. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59pm EST, February 27, 2015. The replay number is 1-888-286-8010 (domestic) or 1-617-801-6888 (international). The passcode for the replay will be 10623629. The replay can also be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

*   *   *   *   *

Select Medical is a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. As of December 31, 2014, Select Medical operated 113 long term acute care hospitals and 16 acute medical rehabilitation hospitals in 28 states and 1,023 outpatient rehabilitation clinics in 31 states and the District of Columbia. Select Medical also provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools and work sites. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                        changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies (including, for example, the expiration of the moratorium limiting the full application of the 25 Percent Rule that would reduce our Medicare payments for those patients admitted to a long term acute care hospital from a referring hospital in excess of an applicable percentage admissions threshold) may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                        the impact of the Bipartisan Budget Act of 2013, which establishes new payment limits for Medicare patients who do not meet specified criteria, may result in a reduction in net operating revenues and profitability of our long term acute care hospitals;

•                     the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                     the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                     a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                     acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                     private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

•                     the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                     shortages in qualified nurses or therapists could increase our operating costs significantly;

•                     competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                     the loss of key members of our management team could significantly disrupt our operations;

•                     the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                     other factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors discussed under the heading “Risk Factors” of the annual report on Form 10-K.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I.  Condensed Consolidated Statements of Operations

For the Three Months Ended December 31, 2013 and 2014

(In thousands, except per share amounts, unaudited)

	2013	2014	% Change

Net operating revenues	$746,175	$771,608	3.4%

Costs and expenses:
Cost of services	627,561	656,303	4.6%
General and administrative	23,856	28,028	17.5%
Bad debt expense	9,994	12,110	21.2%
Depreciation and amortization	16,520	17,345	5.0%

Income from operations	68,244	57,822	(15.3)%

Equity in earnings of unconsolidated subsidiaries	1,029	2,909	182.7%
Interest expense	(20,750)	(21,414)	3.2%

Income before income taxes	48,523	39,317	(19.0)%

Income tax expense	17,401	11,799	(32.2)%

Net income	31,122	27,518	(11.6)%

Less: Net income attributable to non- controlling interests	2,202	1,806	(18.0)%

Net income attributable to Select Medical Holdings Corporation	$28,920	$25,712	(11.1)%

Weighted average shares outstanding(1):
Basic	136,879	127,007
Diluted	137,066	127,358

Income per common share(1):
Basic	$0.21	$0.20
Diluted	$0.21	$0.20

Dividends per share	$0.10	$0.10

(1)                                 Under the two-class method for calculating income per common share, unvested restricted stock is a separate, participating class.  Income per common share and weighted average common shares outstanding exclude amounts attributed to the unvested restricted class of stockholders.  Net income allocated to the unvested restricted stockholders was $0.8 million and $0.6 million for the three months ended December 31, 2014 and 2013, respectively.  Unvested restricted weighted average shares were 4,069 thousand and 3,138 thousand for the three months ended December 31, 2014 and 2013, respectively.

II.  Condensed Consolidated Statements of Operations

For the Years Ended December 31, 2013 and 2014

(In thousands, except per share amounts, unaudited)

	2013	2014	% Change

Net operating revenues	$2,975,648	$3,065,017	3.0%

Costs and expenses:
Cost of services	2,495,476	2,582,340	3.5%
General and administrative	76,921	85,247	10.8%
Bad debt expense	37,423	44,600	19.2%
Depreciation and amortization	64,392	68,354	6.2%

Income from operations	301,436	284,476	(5.6)%

Loss on early retirement of debt	(18,747)	(2,277)	N/M
Equity in earnings of unconsolidated subsidiaries	2,476	7,044	184.5%
Interest expense	(87,364)	(85,446)	(2.2)%

Income before income taxes	197,801	203,797	3.0%

Income tax expense	74,792	75,622	1.1%

Net income	123,009	128,175	4.2%

Less: Net income attributable to non- controlling interests	8,619	7,548	(12.4)%

Net income attributable to Select Medical Holdings Corporation	$114,390	$120,627	5.5%

Weighted average shares outstanding(1):
Basic	136,879	129,026
Diluted	137,047	129,465

Income per common share(1):
Basic	$0.82	$0.91
Diluted	$0.82	$0.91

Dividends per share	$0.30	$0.40

N/M = Not Meaningful

(1)                                 Under the two-class method for calculating income per common share, unvested restricted stock is a separate, participating class. Income per common share and weighted average common shares outstanding exclude amounts attributed to the unvested restricted class of stockholders. Net income allocated to the unvested restricted stockholders was $3.3 million and $2.5 million for the years ended December 31, 2014 and 2013, respectively. Unvested restricted weighted average shares were 3,671 thousand and 2,996 thousand for the years ended December 31, 2014 and 2013, respectively.

III.  Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2013	December 31, 2014
Assets

Cash	$4,319	$3,354

Accounts receivable, net	391,319	444,269

Current deferred tax asset	17,624	15,991

Other current assets	41,140	64,030

Total Current Assets	454,402	527,644

Property and equipment, net	509,102	542,310

Goodwill	1,642,633	1,642,083

Other identifiable intangibles	71,907	72,519

Other assets	139,578	140,253

Total Assets	$2,817,622	$2,924,809

Liabilities and Equity

Payables and accruals	$353,959	$383,550

Current portion of long-term debt	17,565	10,874

Total Current Liabilities	371,524	394,424

Long-term debt, net of current portion	1,427,710	1,542,102

Non-current deferred tax liability	96,287	109,203

Other non-current liabilities	91,875	92,855

Total Liabilities	1,987,396	2,138,584

Redeemable non-controlling interests	11,584	10,985

Total equity	818,642	775,240

Total Liabilities and Equity	$2,817,622	$2,924,809

IV.  Condensed Consolidated Statement of Cash Flows

For the Three Months Ended December 31, 2013 and 2014

(In thousands, unaudited)

	2013	2014
Operating Activities
Net Income	$31,122	$27,518
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	—	15
Depreciation and amortization	16,520	17,345
Provision for bad debts	9,994	12,110
Equity in earnings of unconsolidated subsidiaries	(1,029)	(2,909)
Gain (loss) from sale of assets and businesses	(488)	188
Non-cash stock compensation expense	1,630	3,795
Amortization of debt discount, premium and issuance costs	1,926	1,902
Deferred income taxes	3,067	11,467
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	22,092	(44,878)
Other current assets	(525)	(2,220)
Other assets	(273)	2,164
Accounts payable	(8,081)	3,721
Accrued expenses	1,463	(11,819)
Net cash provided by operating activities	77,418	18,399

Investing activities
Purchases of property and equipment	(28,329)	(21,896)
Proceeds from sale of assets	2,394	—
Investment in businesses	(2,463)	(1,499)
Acquisition of businesses, net of cash acquired	(817)	—
Net cash used in investing activities	(29,215)	(23,395)

Financing activities
Borrowings on revolving credit facility	110,000	235,000
Payments on revolving credit facility	(155,000)	(215,000)
Payments on credit facility term loans	(2,052)	—
Borrowings of other debt	6,072	2,040
Principal payments on other debt	(3,367)	(2,977)
Proceeds from (repayment of) bank overdrafts	5,071	(1,064)
Debt issuance costs	(94)	—
Dividends paid to common stockholders	(14,032)	(13,109)
Repurchase of common stock	(835)	(1,677)
Proceeds from issuance of common stock	1,525	1,810
Tax benefit from stock based awards	—	3,119
Purchase of non-controlling interest	—	(9,961)
Distributions to non-controlling interests	(465)	(860)
Net cash used in financing activities	(53,177)	(2,679)

Net decrease in cash and cash equivalents	(4,974)	(7,675)

Cash and cash equivalents at beginning of period	9,293	11,029
Cash and cash equivalents at end of period	$4,319	$3,354

Supplemental Cash Flow Information
Cash paid for interest	$28,622	$31,030
Cash paid for taxes	$11,986	$12,587

V. Condensed Consolidated Statement of Cash Flows

For the Years Ended December 31, 2013 and 2014
(In thousands, unaudited)

	2013	2014
Operating Activities
Net Income	$123,009	$128,175
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	—	11,954
Depreciation and amortization	64,392	68,354
Provision for bad debts	37,423	44,600
Equity in earnings of unconsolidated subsidiaries	(2,476)	(7,044)
Gain from sale of assets and businesses	(581)	(1,048)
Loss on early retirement of debt	18,747	2,277
Non-cash stock compensation expense	7,033	11,186
Amortization of debt discount, premium, and issuance costs	8,433	7,553
Deferred income taxes	7,032	14,311
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(67,145)	(97,802)
Other current assets	(8,167)	(1,729)
Other assets	(3,484)	(103)
Accounts payable	(1,283)	5,997
Accrued expenses	9,590	(16,039)
Net cash provided by operating activities	192,523	170,642

Investing activities
Purchases of property and equipment	(73,660)	(95,246)
Proceeds from sale of assets	2,912	—
Investment in businesses	(34,893)	(4,634)
Acquisition of businesses, net of cash acquired	(1,665)	(1,211)
Net cash used in investing activities	(107,306)	(101,091)

Financing activities
Borrowings on revolving credit facility	690,000	910,000
Payments on revolving credit facility	(800,000)	(870,000)
Borrowings on credit facility term loans, net of discount	298,500	—
Payments on credit facility term loans	(596,720)	(33,994)
Issuance of 6.375% senior notes, includes premium	600,000	111,650
Repurchase of senior floating rate notes	(167,300)	—
Repurchase of 7 5/8% senior subordinated notes	(70,000)	—
Borrowings of other debt	15,310	9,076
Principal payments on other debt	(10,834)	(14,673)
Proceeds from (repayments of) bank overdrafts	(5,330)	9,240
Debt issuance costs	(18,914)	(4,434)
Dividends paid to common stockholders	(41,961)	(53,366)
Repurchase of common stock	(11,781)	(130,734)
Proceeds from issuance of common stock	1,525	7,355
Tax benefit from stock based awards	—	3,119
Purchase of non-controlling interests	—	(9,961)
Proceeds from issuance of non-controlling interests	—	185
Distributions to non-controlling interests	(3,537)	(3,979)
Net cash used in financing activities	(121,042)	(70,516)

Net decrease in cash and cash equivalents	(35,825)	(965)

Cash and cash equivalents at beginning of period	40,144	4,319
Cash and cash equivalents at end of period	$4,319	$3,354

Supplemental Cash Flow Information
Cash paid for interest	$89,061	$78,812
Cash paid for taxes	$64,963	$77,771

VI.  Key Statistics

For the Three Months Ended December 31, 2013 and 2014

(unaudited)

	2013	2014	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	108	113
Rehabilitation hospitals (a)	15	16
Total specialty hospitals	123	129

Net operating revenues (,000)	$548,374	$566,106	3.2%

Number of patient days (b)	336,690	336,457	(0.1)%

Number of admissions (b)	13,989	14,057	0.5%

Net revenue per patient day (b)(c)	$1,509	$1,546	2.5%

Adjusted EBITDA (,000)	$88,823	$79,999	(9.9)%

Adjusted EBITDA margin	16.2%	14.1%

Outpatient Rehabilitation

Number of clinics — end of period: (d)	1,006	1,023

Net operating revenues (,000)	$197,773	$205,029	3.7%

Number of visits (e)	1,203,609	1,266,220	5.2%

Revenue per visit (e)(f)	$104	$103	(1.0)%

Adjusted EBITDA (,000)	$19,807	$23,151	16.9%

Adjusted EBITDA margin	10.0%	11.3%

(a) Includes managed hospitals.
(b) Excludes managed hospitals.
(c) Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.
(d) Includes managed clinics.
(e) Excludes managed clinics.

(f)           Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract services revenue.

VII.  Key Statistics

For the Years Ended December 31, 2013 and 2014

(unaudited)

	2013	2014	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	108	113
Rehabilitation hospitals (a)	15	16
Total specialty hospitals	123	129

Net operating revenues (,000)	$2,198,121	$2,244,899	2.1%

Number of patient days (b)	1,353,847	1,340,506	(1.0)%

Number of admissions (b)	55,729	55,581	(0.3)%

Net revenue per patient day (b)(c)	$1,514	$1,546	2.1%

Adjusted EBITDA (,000)	$353,843	$341,787	(3.4)%

Adjusted EBITDA margin	16.1%	15.2%

Outpatient Rehabilitation
Number of clinics — end of period: (d)	1,006	1,023

Net operating revenues (,000)	$777,177	$819,397	5.4%

Number of visits (e)	4,780,723	4,970,724	4.0%

Revenue per visit (e)(f)	$104	$103	(1.0)%

Adjusted EBITDA (,000)	$90,313	$97,584	8.1%

Adjusted EBITDA margin	11.6%	11.9%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(d)         Includes managed clinics.

(e)          Excludes managed clinics.

(f)           Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract services revenue.

VIII.  Net Income to Adjusted EBITDA Reconciliation

For the Three Months and Years Ended December 31, 2013 and 2014

(In thousands, unaudited)

The following table reconciles net income to Adjusted EBITDA for Select Medical.  Adjusted EBITDA is used by Select Medical to report its segment performance.  Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense).  The Company believes that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry.  Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of its operating units.

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.  Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended December 31,		Year Ended December 31,
	2013	2014	2013	2014
Net income	$31,122	$27,518	$123,009	$128,175
Income tax expense	17,401	11,799	74,792	75,622
Loss on early retirement of debt	—	—	18,747	2,277
Interest expense	20,750	21,414	87,364	85,446
Equity in earnings of unconsolidated subsidiaries	(1,029)	(2,909)	(2,476)	(7,044)
Stock compensation expense:
Included in general and administrative	1,591	3,187	5,276	9,027
Included in cost of services	39	536	1,757	2,015
Depreciation and amortization	16,520	17,345	64,392	68,354
Adjusted EBITDA	$86,394	$78,890	$372,861	$363,872

Specialty hospitals	$88,823	$79,999	$353,843	$341,787
Outpatient rehabilitation	19,807	23,151	90,313	97,584
Other (a)	(22,236)	(24,260)	(71,295)	(75,499)
Adjusted EBITDA	$86,394	$78,890	$372,861	$363,872

(a)                            Other primarily includes general and administrative costs.

IX.  Reconciliation of Income Per Common Share to Adjusted Income Per Common Share

For the Years Ended December 31, 2013 and 2014

(In thousands, except per share amounts, unaudited)

	2013	Per Share (a)	2014	Per Share (a)
Net income attributable to Select Medical Holdings Corporation	$114,390	$0.84	$120,627	$0.93
Earnings allocated to unvested restricted stockholders	(2,450)	(0.02)	(3,337)	(0.02)
Net income available to common stockholders	111,940	0.82	117,290	0.91

Adjustment for early retirement of debt:
Loss on early retirement of debt	18,747	0.13	2,277	0.02
Estimated income tax benefit (b)	(7,130)	(0.05)	(944)	(0.01)
Earnings allocated to unvested restricted stockholders	(249)	(0.00)	(37)	(0.00)

Adjusted net income available to common stockholders	$123,308	$0.90	$118,586	$0.92
Adjustment for dilution		(0.00)		(0.00)
Adjusted income per common share - diluted shares		$0.90		$0.92

Weighted average common shares outstanding:
Basic		136,879		129,026
Diluted		137,047		129,465

(a)   Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted income per common share - diluted shares, which is based on diluted shares outstanding.

(b)   Represents the estimated tax benefit on the adjustments to net income.